WELLSTONE FILTERS DISCUSSES
RECAPITALIZATION STRATEGY AND REVERSE
STOCK SPLIT
ANNOUNCES 400% INCREASE IN SECOND
QUARTER UNIT SALES
     DURHAM, N.C. ... July 5, 2006...Wellstone Filters, Inc. (OTCBB: “WFLT”) a developer, producer and distributor of branded tobacco products and innovative tobacco filter technology, today discussed the affect of the reverse stock split to improve the Company’s capital structure. On May 17, 2006, the Company’s shareholders of record approved a 1 for 25 reverse split. On June 29, 2006, the Company’s common stock began trading on a split-adjusted basis under the trading symbol “WFLT”.
L. Jeremiah Hand, President and CEO of Wellstone Filters, stated, “Since the beginning of the year, we have been working diligently in gaining regulatory approval in individual States, expanding our distribution channel, increasing brand awareness of our product, and penetrating key markets in the Southeast and Southwestern regions of the U.S. These efforts have helped us to increase our second quarter unit sales by over 400%. Second quarter sales were 3,108,000 units versus 600,000 units in the first quarter.
The decision to effect this reverse split was made with the intent of improving the Company’s capital structure and to make the Company’s stock more attractive to a broader group of investors, which included the potential to gain access to analysts and institutional communities. In addition, this recapitalization should allow us to take the first steps to facilitate the Company’s efforts in listing on a major exchange.”
As a result of the reverse split, each 25 shares of Wellstone’s issued and outstanding common stock were combined into one share of the Company’s common stock. The reverse split affected all shares of Wellstone’s common stock, including those shares underlying stock options, warrants and convertible notes outstanding immediately prior to the effective date of the reverse split. The number of shares of Wellstone’s common stock issued and outstanding was reduced from approximately 260,843,000 shares as of June 28, 2006, to approximately 10,433,000 shares post-split. Total authorized shares of the Company’s common stock decreased from 300 million shares to 100 million shares on a post-split basis.
About Wellstone Filters
Wellstone Filters LLC was formed in 1998 and, as a result of a reverse merger transaction in 2001, subsequently changed its name to Wellstone Filters, Inc. The Company is engaged in the development, marketing and distribution of a proprietary cigarette filter technology and tobacco products distributed under the Wellstone Filters brand. Currently, Wellstone’s family of branded cigarettes includes Wellstone Red, Wellstone Smooth Blue, and Wellstone Menthol, all of which come in King Size and 100’s. Wellstone believes it may be the first ultra-premium cigarette available at a value price that combines a patented filter and premium tobacco blend providing a rich, smooth tasting cigarette. Wellstone does not represent that its patented filter makes for a safer cigarette and emphasizes that no cigarette is safe. This press release or any other corporate communication by Wellstone, its management, directors, employees, agents or representatives is not intended to induce any person or persons to purchase Wellstone tobacco products or any other tobacco products.
Licensed direct buying accounts can place orders for Wellstone Filters branded products by calling 866-456-9827 or by email at sales@lowertar.com. For further details on the Company and its products please visit the Company’s website at www.wellstonefilters.com.
Wellstone Filters believes that this press release contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties. Such statements are based on management’s current expectations and are subject to facts that could cause results to differ materially from the forward-looking statements. For further information you are encouraged to review Wellstone Filters’ filings with the Securities and Exchange Commission, including its Annual Report on Form 10-KSB for the period ended December 31, 2005, and Quarterly Report on Form 10-QSB for the period ended March 31, 2006. The Company assumes no obligation to update the information contained in this press release.
For further information contact:
Wellstone Filters, Inc.
Investor Relations
336-597-8300
www.wellstonefilters.com